EXHIBIT 99.1

microHelix Announces
Third Quarter Financial Results

For Immediate Release

Contact:	Terry Rixford
Chief Financial Officer
(503) 968-1600

RCG Capital Markets Group, Inc. (480) 675-0400

(October 24, 2002) — PORTLAND, Oregon — microHelix, Inc. (Nasdaq: MHLX), a developer and supplier of technologically advanced, customized interconnect systems to the medical device industry, today announced financial results for the third quarter ended September 30, 2002.

The Company recorded sales of $1.36 million compared to $1.38 million reported for the quarter ended September 30, 2001. The Company reported a net loss of $937,000 or $(0.20) per share, compared to a net loss of $980,000 or $(0.74) per share for the same period last year.

For the nine-month period ended September 30, 2002, the Company reported sales of $3.7 million compared to sales of $4.7 million for the nine-month period ended September 30, 2001. The Company reported a net loss of $2.9 million, or $(0.62) per share, compared to a net loss of $1.3 million, or $(0.97) per share, for the same nine-month period last year.

Wire and cable sales of $1.15 million for the third quarter ended September 30, 2002 were 8 percent lower than the sales recorded in the same quarter a year ago. Sales from government grants of $202,000 for the quarter were greater than in the comparable quarter a year earlier. Even though total sales for the quarter were slightly less than sales recorded in the same quarter a year ago, the gross margin was a positive $12,000 for the quarter compared to a negative gross margin of $224,000 recorded in the same quarter a year ago. The improvement in gross margin was due to the Company shipping a higher percentage of minimally invasive products that earn a positive gross margin, and a lower percentage of implantable development products that have a negative gross margin, compared to the mix of products shipped the same quarter a year ago.

The net loss for the quarter was $937,000, slightly less than the net loss of $980,000 recorded during the third quarter of last year. The improvement in gross margin for the quarter was offset by increases in total operating expenses. Net interest expense of $24,000 for the quarter just reported was considerably less than the $170,000 of net interest expense recorded in the third quarter of last year due to the Company’s debt structure at that time. The combination of improved gross margin, increased operating expenses and reduced net interest expense resulted in a slight improvement in the third quarter operating results compared to the same quarter of 2001.

Ty Pettit, President and Chief Executive Officer, commented, “We have refocused the sales organization on opportunities that have nearer term sales potential. In addition to our direct sales representatives, we have now signed three manufacturing rep organizations that are likewise focused on near-term sales prospects. Our immediate goal is to reach a break-even position and we are making progress towards that goal. On August 27 we announced a major cost reduction program, and we have made significant progress in achieving the $1.5 million annual cost reduction goal. We expect that the benefits from these reductions will be seen in our fourth quarter operations. The cost reduction program included a decrease in workforce, salary reductions, abbreviated work weeks and cutbacks in outside services.”

Mr. Pettit continued, “I am pleased to announce at our recent board meeting that Mr. Ky Huynh was promoted to Vice-President of Manufacturing Operations. Ky provides exceptional manufacturing, engineering and managerial skills that will assist us in achieving a number of our important product programs that are essential to reaching our short term goals.”

Mr. Terry Rixford, Senior Vice-President Finance commented, “During the quarter the Company paid off its line of credit which was secured by cash, accounts receivable and inventory. I believe the Company is now in a position to negotiate a more favorable borrowing agreement whereby working capital assets can be more effectively leveraged.”

Management will discuss these financial results in a conference call at 4:15 p.m. ET October 24. Interested parties can access the call by dialing (877) 264-7863 or by accessing the web cast at http://www.microhelix.com. A replay of the call will be available at (706) 645-9291 for 7 days following the call, confirmation code 6204772, and the web cast can be accessed at http://www.microhelix.com. for 30 days as well.

microHelix, Inc. is a leading manufacturer of sophisticated interconnect cabling systems designed for the ultrasound, minimally invasive and fully-implantable medical device markets. microHelix also leverages its design and manufacturing capabilities to serve commercial and defense OEMs. microHelix’s interconnect systems are designed into devices manufactured by OEM customers and are used in applications such as electrophysiology cardiac mapping, left ventricular assist devices, and heads up displays. microHelix has a distinct technological competitive advantage protected by 10 approved U.S. patents and 13 pending patents covering proprietary microminiature methods of manufacturing electronic interconnect systems and related technology.

Statements in this press release other than statements of historical fact are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are subject to risks and uncertainties that could cause the company’s actual future results to differ materially from the results discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, competition from existing or new products, production delays, lack of market acceptance of the company’s products, general economic conditions, and such other risks and factors as are described from time to time in the company’s Securities and Exchange Commission filings. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

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STATEMENT OF OPERATIONS (in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2001	2002	2001	2002

SALES:
Wire and cable	$1,251	$1,154	$4,032	$3,257
Government contracts	132	202	706	402

Total sales	1,383	1,356	4,738	3,659
COST OF SALES:
Wire and cable	1,533	1,180	3,703	3,397
Government contracts	74	164	387	356

Total cost of sales	1,607	1,344	4,090	3,753

Gross profit	(224)	12	648	(94)

OPERATING EXPENSES:
Research and development	10	180	80	434
Sales and marketing	70	227	272	641
General and administrative	506	518	1,141	1,646

Total operating expenses	586	925	1,493	2,721

INCOME (LOSS) FROM OPERATIONS	(810)	(913)	(845)	(2,815)
OTHER INCOME (EXPENSE)
Interest income	4	16	4	63
Interest expense and finance charges	(132)	(18)	(328)	(60)
Interest expense to shareholder	(42)	(22)	(124)	(71)

Other expense — net	(170)	(24)	(448)	(68)

NET LOSS	(980)	(937)	(1,293)	(2,883)

SHARES OUTSTANDING	1,332	4,660	1,332	4,660

NET LOSS PER SHARE	$(0.74)	$(0.20)	$(0.97)	$(0.62)

BALANCE SHEET (in thousands)

	12/31/01	9/30/02

ASSETS
CURRENT ASSETS
Cash	$7,353	$1,757
Restricted short-term investment	—	637
Accounts receivable, net	1,049	1,222
Inventories	880	772
Prepaid expenses and other assets	171	65

Total current assets	9,453	4,453
PROPERTY, PLANT, AND EQUIPMENT — Net	1,868	1,659
INTANGIBLE AND OTHER ASSETS — Net	4,926	4,917

TOTAL	$16,247	$11,029

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$842	$238
Accrued interest	531	—
Accrued liabilities	378	431
Line of Credit	711	—
Notes payable to shareholder	326	535
Deferred shareholder compensation	200	—
Current Portion of Long-Term Debt	250	250

Total current liabilities	3,238	1,454
LONG-TERM DEBT
Notes payable	500	321
Note payable to shareholder	1,000	600

Total long-term liabilities	1,500	921
Total liabilities	4,738	2,375

SHAREHOLDERS’ EQUITY
Common stock	14,179	14,179
Additional paid in capital	6,485	6,485
Notes receivable from shareholders	(58)	(58)
Deferred compensation	(85)	(57)
Accumulated deficit	(9,012)	(11,895)

Total shareholders’ equity (deficit)	11,509	8,654

TOTAL	$16,247	$11,029